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EXHIBIT 21.1

AECOM Global, Inc., a Delaware Corporation
AECOM, Inc., a Delaware Corporation
AECOM Technical Services, Inc., a California Corporation
AECOM USA, Inc., a New York Corporation
National Security Programs, Inc., a Virginia Corporation
Tishman Construction Corporation, a Delaware Corporation

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  EXHIBIT 21.1